                                                              Exhibit 10.09


July 28, 1999


Ms. Kristin Steinmetz
190 Maywood Drive
San Francisco, CA 94127


Dear Kristin:


         We are pleased to offer you the position of Senior Vice President of Marketing initially reporting to Hong Chen, President and CEO. The terms and conditions of the offer are stated below:


         RESPONSIBILITY: You will be responsible to lead the marketing product programs. This includes positioning and product direction, marketing interface to engineering, market requirements, and sales support. You will be a member of the executive team and will participate in executive management meetings, strategic planning and other responsibilities.


         COMPENSATION: Your initial compensation is based on a semi-monthly base salary of $8012.92, which is equivalent to $192,310 per year and subject to annual review. Paydays are twice monthly, on the 15th and the last day of each month. You will be eligible to participate in the management incentive bonus program, which is designed to provide you with additional compensation equal to 30% of your base pay upon meeting your objectives. Performance bonuses beyond 1999 may be based on a new Corporate Bonus Plan.

         Additionally, this offer carries a one time signing bonus of $50,000 payable 30 days after your hire date, should you accept this offer of employment and begin your employment on or before August 3, 1999. Should you decide to terminate your employment within one year from your date of hire, you will be responsible for the repayment of the signing bonus on a prorated basis of one-twelfth of the amount for each month less than twelve months of employment.


         EMPLOYEE STOCK OPTION: You will be granted an incentive stock option, subject to Board of Director approval, for the purchase of three hundred-fifty thousand (350,000) shares of the common stock of GRIC Communications. This option will be granted at the current fair market value as of the date of grant and is subject to the Company's standard vesting schedule (20% after ten months and 2% per month thereafter) and vesting commences as of your date of employment.


         Should the Company, or its successor elect to terminate your employment as Senior Vice President of Marketing without cause following an acquisition or merger of the Company involving a change in control, the option vesting described above shall be accelerated as to occur automatically on the date of such termination, without regard to the satisfaction of the conditions to vesting that would otherwise apply.

Offer of Employment
K. Steinmetz
Page 2 of 4



         EMPLOYEE BENEFITS: As an employee of GRIC, you will be eligible to receive benefits in accordance with the GRIC employee benefit plans, as may be amended from time to time. The current benefit package includes a choice of three medical plans, dental, life, disability and accidental dismemberment insurance.


         GRIC 401(k) PLAN: As a full-time employee of GRIC, you may, if you wish, enroll in the Company's 401(k) Plan at the next or a subsequent Plan entry date. You will be provided with a full description of the Plan including eligible contributions from your compensation, and investment options.


         TERMS OF EMPLOYMENT: Your employment will be considered "at will" and will continue for an indefinite term. Employment at will means that either you or the Company may terminate the employment relationship at any time for any reason, with or without cause.


         TERMINATION OF EMPLOYMENT: The Company may terminate your employment at any time without cause. If the Company terminates your employment without cause, the Company will provide a severance payment equivalent to six (6) months' base salary, payable monthly in accordance with the Company's normal payroll policies.


Additionally, the Company will provide you with up to six (6) months of company-paid insurance continuation following the date of your termination. Such insurance continuation will be provided for up to three months unless comparable benefits are otherwise provided to you by a third party. Such benefits are separate from your then-existing COBRA rights and extend to GRIC-related insurance benefits at your cost for an additional period of time.


The Company may also terminate your employment for cause in its sole discretion. For the purpose of this Offer of Employment, "cause" shall be defined as:

       1. Failure to continually and substantially perform the reasonably assigned responsibilities of the position in an acceptable manner, gross negligence, gross misconduct, habitual neglect of duties, criminal acts, violation of any state or federal securities laws, commission of any felony involving fraud or dishonesty, violation of written lawful policies or written instructions of the Board of Directors, or commencement of employment or any other business arrangements with another employer while you are an employee of the Company.

       2. Your death, or your total disability lasting more than 90 days.


     TERMINATION OF EMPLOYMENT WITH CAUSE: If the Company terminates your employment with cause, the Company will provide you with a severance payment equivalent to six months' base salary, payable monthly in accordance with the Company's normal payroll policies. However, if the cause for termination relates to a violation by you of state or federal law, then you will receive no severance payment from the Company.

Offer of Employment
K. Steinmetz
Page 3 of 4



Additionally, unless the cause for termination relates to violation by you of state or federal law, the Company will provide you with up to six months of company-paid insurance continuation following the date of your termination. Such insurance continuation will be provided for up to six months unless comparable benefits are otherwise provided to you by any third party. Such benefits are separate from your then-existing COBRA rights to extend GRIC-related insurance benefits at your cost for an additional period of time.


         CONFIDENTIALITY: GRIC requires that you sign a Confidentiality Agreement as a condition of employment.


         Employment with GRIC Communications is contingent upon meeting the Company's requirements, which include completing all necessary work related forms, producing applicable documents as required by the Immigration Reform and Control Act of 1986 and other such documents. Failure to comply will result in the rescinding of our offer of employment.


         By accepting employment with the Company, you agree to be bound by its policies and procedures, including an Employee Agreement and Confidentiality Agreement, This offer letter is the entire initial basic agreement for compensation and employee benefits. By signing below, you acknowledge that you have not been induced to accept employment by any representations or statements, oral or written, not contained in this letter.


         Welcome to GRIC Communications! We look forward to a long and mutually prosperous relationship. We expect you will have a significant and positive impact on the future growth and success of GRIC Communications. If you agree with the terms stated in this letter, please sign and return the attached Acceptance and Acknowledgement.


Sincerely,





Barron Cox
Sr. Director of Human Resources

Offer of Employment
K. Steinmetz
Page 4 of 4








ACCEPTANCE AND ACKNOWLEDGEMENT




I have read, understand, and accept the foregoing terms of employment at GRIC Communications, Inc. and will start work no later than _____. I certify that on this date I will not be employed by, on the payroll of, or compensated by any other Company, whose business activity is in conflict or competitive with GRIC Communications. I will provide a listing of all current Board-level obligations to the Board upon request. I will provide a written request to the Board seeking its approval of prospective new Board positions prior to entering into new Board-level commitments.


I understand that you do not wish me to bring any confidential or proprietary material of any former employer or to violate any lawful obligation to my former employers.


I understand that my employment is contingent on my providing appropriate legal proof of eligibility to be employed in the United States as well as signing the Company's customary confidentiality and invention agreement, which is attached.







Signed:          __________________________________


Date:            __________________________________